500 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:	COMPANY CONTACT:
Tim Ryan	Molly Henderson
Trout Group Investor Relations	Chief Financial Officer
(646)378-2924	(585)249-6231
tryan@troutgroup.com

VIRTUALSCOPICS REPORTS FOURTH QUARTER AND YEAR-END 2007 RESULTS
2007 Revenues Increased 19%

ROCHESTER, NY - February 27, 2008 - VirtualScopics, Inc. (NASDAQ: VSCP), leading provider of image-based solutions to the pharmaceutical, biotechnology and medical device industries, today reported record revenues of $5.6 million for the year ended December 31, 2007 , compared to $4.7 million for the full-year 2006. Fourth quarter 2007 revenues increased 24%, year over year, to approximately $1.5 million.

Net loss for the year ended December 31, 2007 was $4,321,384 compared to $3,704,181 for the year ended December 31, 2006. The net loss for the fourth quarter 2007 was approximately $1,107,476 compared to a loss of $520,813 in the fourth quarter 2006. The company’s unrestricted cash balance as of December 31, 2007 was approximately $4 million.

Some of the highlights of the fourth quarter and full year 2007 included:
•	Award of first Phase III trial featuring the company’s tumor volume measurement as the primary endpoint.
•	Record level of awarded contracts totaling $17 million, an 80% increase over the comparable period in 2006.
•	Opening of a European sales office.
•	Completion of $4.35 million capital raise.
•	Award of the company’s ninth patent allowing for more accurate and precise measurement of anatomical structures when compared to manual methods.

“We had very significant achievements in 2007 while also building a strong foundation for the future growth of the company. We recorded a record level of sales and new contract awards, invested in our operational infrastructure to support later stage clinical trials, doubled our sales force and secured the cash necessary to deliver on our plan” said Jeff Markin, President and Chief Executive Officer. He added, “These efforts will allow us to significantly expand the reach of our company while continuing to offer great value and service to our customers, ultimately enabling the company to deliver strong performance in 2008 and beyond.”

Jeff Markin and Chief Financial Officer, Molly Henderson will provide a business update and discuss these results during the conference call on Thursday, February 28, 2008 at 11:00 a.m. EST.
Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until March 28, 2008. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 275527.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

####

Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings and awards in 2007 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contract awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Operations

	Three Months Ended December 31, 2007 (unaudited)	2006 (unaudited)	Year Ended December 31, 2007 (unaudited)	2006
Revenues	$ 1,462,336	$ 1,177,569	$ 5,647,049	$ 4,739,538
Cost of services	948,975	617,707	3,680,409	2,640,098
Gross profit	513,361	559,862	1,966,640	2,099,440
Operating expenses:				
Research and development	315,706	315,646	1,440,312	1,110,761
Sales and marketing	193,546	202,680	749,329	742,176
General and administrative	580,490	561,475	2,268,668	2,237,306
Stock-based compensation expense	443,428	(91,865)	1,484,884	1,399,813
Depreciation and amortization	122,642	123,772	485,520	468,384
Total operating expenses	1,655,812	1,111,708	6,428,713	5,958,440
Operating loss	(1,142,451)	(551,846)	(4,462,073)	(3,859,000)
Other income (expense)				
Interest income	39,324	42,468	153,968	178,344
Other expense	(4,349)	(11,435)	(13,279)	(23,525)
Total other income	34,975	31,033	140,689	154,819
Net Loss	$ (1,107,476)	$ (520,813)	$ (4,321,384)	$ (3,704,181)
Demeed dividend on preferred stock	1,381,163	-	1,381,163	-
Preferred stock cash dividend	12,567	-	99,433	-
Net loss attributable to common stockholders	$ (2,501,206)	$ (520,813)	$ (5,801,980)	$ (3,704,181)
Basic and diluted net loss per common share	$ (0.11)	$ (0.02)	$ (0.25)	$ (0.17)
Weighted average number of common shares outstanding				
Basic and diluted	23,148,152	22,295,652	23,058,820	22,295,652

VirtualScopics, Inc. and Subsidiary
Consolidated Balance Sheet
(unaudited)

		December 31, 2007
Assets		
Current assets		
Cash and cash equivalents	$	3,955,835
Restricted cash		455,583
Accounts receivable		648,300
Prepaid expenses and other assets		306,301
Total current assets		5,366,019
Restricted cash		43,216
Patents, net		1,948,785
Property and equipment, net		542,679
Other assets		280,317
Total assets	$	8,181,016
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable and accrued expenses	$	626,693
Accrued payroll		221,013
Unearned revenue		279,275
Total current liabilities		1,126,981
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $0.001 par value; 15,000,000 shares authorized;		
8,400 shares designated Series A; 4,001 issued and outstanding; liquidation preference $1,000 per share		4
6,000 shares designated Series B; 4,230 issued and outstanding; liquidation preference $1,000 per share		4
Common Stock, $0.001 par value; 85,000,000 shares authorized; 23,225,664 shares issued and outstanding		23,226
Additional paid-in capital		15,715,557
Accumulated deficit		(8,684,756)
Total stockholders' equity		7,054,035
Total liabilities and stockholders' equity	$	8,181,016